Exhibit 8

[LUSE GORMAN POMERENK & SCHICK LETTERHEAD]

(202) 274-2000

September 18, 2007

Board of Directors

Cape Savings Bank

225 North Main Street

Cape May Court House, New Jersey 08210

Board of Directors

Cape Bancorp, Inc.

225 North Main Street

Cape May Court House, New Jersey 08210

Board of Directors

Boardwalk Bancorp, Inc.

P.O. Box 279

201 Shore Road

Linwood, New Jersey 08221

Re:	Certain Federal Income Tax Consequences Relating to Conversion of
Cape Savings Bank from a New Jersey-Chartered Mutual Savings Bank to a New Jersey-Chartered Stock Savings Bank

Certain Federal Income Tax Consequences of the Merger of Boardwalk
Bancorp, Inc. with and into Cape Bancorp, Inc.

To the Members of the Boards of Directors:

You have asked for our opinion relating to the material U.S. Federal income tax consequences of the proposed conversion (the “Conversion”) of Cape Savings Bank from a New Jersey-chartered mutual savings bank (also referred to as the “Bank”) to a New Jersey-chartered capital stock savings bank (also referred to as the “Stock Bank”), pursuant to the Plan of Conversion from Mutual to Stock Form of Organization dated as of July 26, 2007 and amended September 10, 2007 (as amended, the “Plan of Conversion”). In the Conversion, all of the Bank’s to-be-issued capital stock will be acquired by Cape Bancorp, Inc., a newly organized Maryland corporation (hereinafter “Cape Bancorp” or the “Holding Company”).

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

You have also requested our opinion with respect to certain U.S. Federal income tax consequences of the merger (the “Merger”) of Boardwalk Bancorp, Inc. (“Boardwalk Bancorp”) with and into Cape Bancorp, pursuant to the Agreement and Plan of Reorganization by and among Cape Bancorp, Inc., Cape Savings Bank and Boardwalk Bancorp, Inc. and Boardwalk Bank, dated as of July 26, 2007 (the “Merger Agreement”). All other capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement or the Plan of Conversion, as applicable.

BACKGROUND

The Bank is a New Jersey-chartered mutual savings bank that is in the process of converting to a New Jersey-chartered stock savings bank. As a New Jersey-charted mutual savings bank, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank except for interest paid on his deposit but rather such earnings become retained earnings of the Bank. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Bank is liquidated. All of the interests held by a depositor cease when such depositor closes his account with the Bank.

PROPOSED TRANSACTIONS

The Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transactions described herein, to engage in business as a savings bank holding company and to hold all of the stock of the Stock Bank. The Holding Company will offer for sale shares of its voting common stock (“Holding Company Conversion Stock”), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan of Conversion provides for the offer and sale of shares of Holding Company Conversion Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following descending preference categories:

(i) to Eligible Account Holders of the Bank,

(ii) to the Bank’s Tax-Qualified Employee Plans,

(iii) to Supplemental Eligible Account Holders of the Bank, and

(iv) to Voting Depositors of the Bank,

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

all as described in the Plan of Conversion. If shares remain after all orders are filled in the preference categories described above, the Plan of Conversion calls for a Community Offering for the sale of shares not purchased under the preference categories, a Syndicated Community Offering for the shares not sold in the Community Offering, and a Public Offering for shares not sold in either the Community Offering or Syndicated Community Offering, subject to purchase limits set forth in the Plan of Conversion (collectively, the Subscription Offering, the Community Offering, the Syndicated Community Offering and the Public Offering are referred to as the “Stock Offering”).

Pursuant to the Plan of Conversion, all Holding Company Conversion Stock will be issued and sold at a uniform price per share. The estimated pro forma market value will be determined by RP Financial, LC, an independent appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Conversion Stock.

Immediately after consummation of the Stock Offering, the Merger will be effected, pursuant to the Merger Agreement, as follows:

Boardwalk Bancorp shall merge with and into Cape Bancorp, with Cape Bancorp as the surviving entity. Immediately after the Merger, Boardwalk Bank shall merge with and into Cape Savings Bank, with Cape Savings Bank the surviving entity (the “Bank Merger”). The Bank Merger shall be effected pursuant to the Plan of Bank Merger. As a result of the Merger and Bank Merger, the existence of Boardwalk Bancorp and Boardwalk Bank shall cease, and Cape Bancorp and Cape Savings Bank shall continue to exist as a holding company and a savings bank under the laws of the states of Maryland and New Jersey, respectively.

As of the Effective Time, by virtue of the Merger and without any action on the part of the Holding Company, Boardwalk Bancorp or the holders of any of the shares of Boardwalk Bancorp Common Stock, the following shall occur:

(a)	Subject to Section 3.1.1 of the Merger Agreement, all shares of Boardwalk Bancorp Common Stock (other than shares held in a fiduciary capacity or in connection with debts previously contracted) that are (i) owned by Boardwalk Bancorp as treasury stock, or (ii) owned directly or indirectly by the Holding Company or Cape Savings Bank or any subsidiary of the Holding Company or Cape Savings Bank immediately prior to the Effective Time shall, at the Effective Time, be canceled and no Merger Consideration shall be delivered in consideration therefore.

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

(b)	Each share of Boardwalk Bancorp Common Stock outstanding immediately prior to the Effective Time (except for shares of Boardwalk Bancorp Common Stock canceled pursuant to (a) above) shall be converted at the election of the holder thereof into:

(i)	the right to receive from the Holding Company that number of shares of Holding Company Conversion Stock equal to the Exchange Ratio of 2.3 (the “Stock Consideration”); or

(ii)	the right to receive in cash from the Holding company, without interest, an amount equal to $23.00 (the “Cash Consideration”); or

(iii)	the right to receive a combination of the foregoing in accordance with the procedures set forth in the Merger Agreement.

The total number of shares of Boardwalk Bancorp Common Stock to be converted into the right to receive Cash Consideration as well as the total number of shares to be converted into the right to receive Stock Consideration for such shares shall each be 50% of the number of shares of Boardwalk Bancorp Common Stock outstanding immediately prior to the Effective Time.

In furtherance of the Bank’s commitment to its community, the Plan of Conversion provides for the establishment of a charitable foundation (“Foundation”) as part of the Conversion. The Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank’s goal, the Holding Company intends to donate to the Foundation cash and shares of Holding Company Conversion Stock, in an aggregate amount up to 8% of the value of the shares of Holding Company Conversion Stock sold in the Conversion.

For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Holding Company’s Registration Statement on Form S-1 relating to the proposed issuance of up to 18,448,197 shares of common stock, par value $.01 per share, the Merger Agreement and Exhibits thereto, the Plan of Conversion, the New Jersey Stock Certificate of Incorporation and Bylaws of the Stock Bank, and the Maryland Articles of Incorporation and Bylaws of the Holding Company. In such examination, we have assumed and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures.

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

In issuing our opinion, we have assumed that the Plan of Conversion and Merger Agreement have been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held, that the Bank will comply with the terms and conditions of the Plan of Conversion and Merger Agreement, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. This opinion addresses only the specific material United States federal income tax consequences of the transactions described herein and we specifically express no opinion concerning tax matters relating to the Plan of Conversion or the Merger under state, local, foreign or other tax laws or other tax consequences that may result from the transactions described herein.

In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and existing administrative rulings, notices and procedures, and court decisions. Such laws, regulations, administrative rulings, notices, procedures and court decisions are subject to change at any time, possibly with retroactive effect. If there is a change, including a change having retroactive effect, the opinions expressed herein would necessarily have to be reevaluated in light of any such changes. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

The opinions expressed herein are not binding on the Internal Revenue Service (“IRS”) and there can be no assurance that the IRS will not take a position contrary to any of the opinions expressed herein. The opinions expressed herein reflect what we regard to be the material Federal income tax effect of the transactions as described herein; nevertheless, they are opinions only and should not be taken as assurance of the ultimate tax treatment.

In rendering our opinion, we have assumed that the persons and entities identified in the Plan of Conversion will at all times comply with applicable state and Federal laws and the factual representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan of Conversion. Any variations may affect the opinions we are rendering. For purposes of this opinion, we are relying on the factual representations provided to us by the Bank, which are incorporated herein by reference.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

OPINION OF COUNSEL

Based upon and subject to the foregoing information, we render the following opinion.

With regard to the Conversion of Cape Savings Bank:

1.	The conversion of the Bank to a New Jersey-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Code Section 368(a)(1)(F).

2.	No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon receipt of money from the sale of Holding Company Conversion Stock. (Section 1032(a) of the Code).

3.	The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. (Sections 362(b) and 1223(2) of the Code).

4.	No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their deemed ownership interests in the Bank. (Section 354(a) of the Code).

5.	The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

6.	It is more likely than not that the nontransferable subscription rights have no value. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Voting Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Conversion Stock, provided that the amount to be paid for such common stock is equal to its fair market value. (Rev. Rul. 56-572, 1956-2 C.B. 182).

7.	It is more likely than not that the basis of the Holding Company Conversion Stock to its stockholders will be the purchase price thereof. (Section 1012 of the Code). The holding period of the Holding Company Conversion Stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code).

8.	For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. § 1.381(b)-(1)(a)(2)).

9.	The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. § 1.381(b)-1(a)(2).

10.	The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. § 1.381(b)-1(a)(2).

Our opinion regarding the subscription rights above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights, and on the position that the subscription rights to purchase shares of Holding Company Conversion Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Voting Depositors have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Conversion Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the IRS has not in the past reached a different conclusion with respect to

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

With regard to the Merger:

1.	Provided the Merger qualifies as a statutory merger, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Boardwalk Bancorp and Cape Bancorp will each be “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	Neither the Conversion, nor the Bank Merger will adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

3.	No gain or loss will be recognized by Boardwalk Bancorp or Cape Bancorp as a result of the Merger, and no gain or loss will be recognized by Cape Bancorp, Cape Savings Bank, Boardwalk Bancorp or Boardwalk Bank by reason of the Bank Merger. (Code Sections 361(a) and 1032(a)).

4.	Boardwalk Bancorp stockholders who exchange Boardwalk Bancorp Common Stock in the Merger solely for Holding Company Conversion Stock will not recognize any gain or loss for Federal income tax purposes as a result of such exchange. (Section 354(a) of the Code).

5.	Boardwalk Bancorp stockholders who receive cash in lieu of fractional shares of Holding Company Conversion Stock in the Merger will be treated as though such fractional share interests were distributed as part of the Merger and then redeemed. The treatment of cash received by such stockholders will be determined under Code Section 302. (Rev. Rul. 66-365, 1966-2 C.B. 116).

6.

Gain will be recognized by Boardwalk Bancorp stockholders who exchange Boardwalk Bancorp Common Stock for Holding Company Conversion Stock and cash in the Merger but not in excess of the amount of cash received. If the exchange has the effect of a distribution of a dividend (determined with the application of Section 318(a)), then the amount of gain recognized that is not in excess of the stockholder’s ratable share of the distributed earnings and profits will be treated as a

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

dividend. The determination whether the exchange has the effect of a distribution of a dividend will be made on a stockholder-by-stockholder basis in accordance with the principles set forth in Rev. Rul. 74-515, 1974-2 C.B. 118 and Rev. Rul. 75-83, 1975-1 C.B. 112. No loss will be recognized by the stockholders of Boardwalk Bancorp (Section 356(c) of the Code).

7.	The basis of the Holding Company Conversion Stock to be received (including a fractional share interest deemed received and redeemed for tax purposes) by each Boardwalk Bancorp stockholder will be equal to such stockholder’s basis in the Boardwalk Bancorp Common Stock surrendered by such stockholder in exchange therefore, (a) decreased by the amount of cash received by such stockholder (other than cash received in lieu of fractional shares) and (b) increased by any gain recognized by such Boardwalk Bancorp stockholder on the exchange (including the portion of the gain treated as a dividend, if any). (Section 358(a) of the Code).

8.	The holding period of the shares of Holding Company Conversion Stock (including a fractional share interest deemed received and redeemed for tax purposes) to be received by a stockholder of Boardwalk Bancorp will include the period during which the stockholder held the shares of Boardwalk Bancorp Common Stock surrendered in exchange therefore, provided the Boardwalk Bancorp Common Stock surrendered is held as a capital asset at the Effective Time. (Section 1223(1) of the Code).

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Notice of Intent to Convert to Stock Form (“Notice”) filed with the FDIC with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Notice.

Boards of Directors

Cape Savings Bank

Cape Bancorp, Inc.

Boardwalk Bancorp, Inc.

September 18, 2007

USE OF OPINION

This opinion is rendered solely for the benefit of the Holding Company, the Bank and Boardwalk Bancorp, and may not be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent. We expressly consent to the use of and reliance on this opinion by Crowe Chizek and Company LLC in issuing its state tax opinion to the Bank.

Very truly yours,

/s/LUSE GORMAN POMERENK & SCHICK,

    A PROFESSIONAL CORPORATION